Exhibit 99.1

December 8, 2005

Dear Jay,

NVIDIA Corporation is pleased to confirm our offer of employment for the position of Sr. VP of Sales, reporting to Jen-Hsun Huang, based out of the Santa Clara, CA office. The salary for this position will be at a starting rate of $25,000.00 per month, $300,000.00 annually, less payroll deductions and all required withholdings.

In addition to your base salary, you will be eligible to earn an annual incentive compensation targeted at $300,000.00 less payroll deductions and required holdings (“Annual Incentive Compensation”) which will be pro-rated (8.3%) for the fiscal year 2006 (December 2005 - January 2006). Your Annual Incentive Compensation will be based on the Company's performance against certain objectives (50%) and your accomplishment of Key Objectives established for you by the Company (50%). You are guaranteed to earn 50% of your prorated Annual Incentive Compensation for the portion of the plan tied to Company performance, less required payroll deductions and withholdings. You are eligible to earn 50% of your prorated Annual Incentive Compensation if you accomplish certain Key Objectives established for you by the Company, less required payroll deductions and withholdings. You must remain employed with the Company through the end of the fiscal year in order to be eligible to receive any Incentive Compensation for that year. Subject to approval by the Board of Directors of NVIDIA Corporation, and to the terms of NVIDIA Corporation’s Equity Incentive Plan, you will receive an option to purchase 225,000 shares of NVIDIA Corporation’s Common Stock at an exercise price per share that is equal to the fair market value of a share of NVIDIA Corporation’s Common Stock on the date of grant (the “Option”). The shares subject to the Option will vest in equal quarterly allotments over a three (3) year period, provided you remain employed with NVIDIA. You will be paid semi-monthly and you will be eligible for the following company benefits: health insurance, vacation, sick leave, holidays, Employee Stock Purchase Plan and a 401(k) Plan. NVIDIA can change your duties, compensation, and benefits at its discretion.

In the event your employment with the Company is involuntarily terminated (i) within the first twelve (12) months of your employment, and (ii) as a direct result of the successful completion of an Acquisition of the Company, with respect to your initial stock option, as of the date your employment ends, you will vest in (and be able to exercise) the number of shares that would have vested had you remained employed with the Company for one year from the date your employment began. For purposes of this paragraph, an Acquisition of the Company means: (1) the sale or other disposition of all or substantially all of the assets of the Company, other than in connection with a reorganization; (2) a merger, reverse merger or consolidation of the Company where the stockholders immediately prior to the merger do not own fifty percent (50%) of the combined voting power of the surviving corporation after the merger; or (3) the acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Exchange Act (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or an Affiliate of the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of securities of the Company representing at least fifty percent (50%) of the combined voting power.

Included in this offer is a sign-on bonus of $100,000.00, less standard deductions and withholdings, to be paid in equal quarterly payments over one (1) year beginning on the first regularly-scheduled payroll date following your start date. If you resign or are terminated with cause prior to one year, this bonus shall be returned to NVIDIA.

Your employment is also contingent upon NVIDIA's standard background check conducted by HireRight. NVIDIA reserves the right to withdraw its job offer or terminate employment based on information discovered in the background check process. Please do not resign from your current employment until your suitability for employment has been confirmed through a successful background check and that has been communicated to you by NVIDIA.

In connection with your employment with NVIDIA, you will be working with and have access to certain confidential and proprietary information relating to NVIDIA’s business, its employees, and third parties. Attached is a copy of a Proprietary Information Agreement, which you must read and sign prior to beginning your employment. If you have questions regarding the agreement, please contact Scott Sullivan, VP of Human Resources.

You may terminate your employment with the Company at any time simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice.

As required by law, this offer is subject to satisfactory proof of your right to work in the United States. You should bring the appropriate document(s) with you (see attached Employment Verification letter that lists acceptable documents) when you report to work.

This offer is contingent upon receipt of any export license or other approval that may be required under United States export control laws and regulations. We are not obligated to apply for any export license or other approval that may be required, nor can we guarantee that the United States Government will issue an export license or other approval, in the event that we do file an application.

I'm sending along an extra copy of this letter. If you wish to accept employment at NVIDIA under the terms described above, please indicate by signing this letter below and returning it immediately to Scott Sullivan, VP of Human Resources. Please also take time to review and sign the Proprietary Information Agreement and return to Scott Sullivan on or before your start date. If you accept our offer, we would like you to start no later than December 12, 2005. This offer is valid until December 9, 2005.

This letter, together with the attached Proprietary Information Agreement contains the entire agreement between you and NVIDIA concerning your employment relationship. It cannot be modified except in a signed agreement and it supersedes any other representations or promises made to you by anyone, whether oral or written.

We are excited about having you join us. We look forward to your favorable reply and to a productive and enjoyable work relationship. You will be contacted prior to your start date regarding orientation details. Please report to work at 8:30AM on your start date to the lobby of building E.

Sincerely,

By: /s/ Scott Sullivan__________________
Scott Sullivan
VP of Human Resources
NVIDIA Corporation, Inc.

By: /s/ Jay Puri	12/9/2005	12/12/2005	12/19/2005
Accepted	Date	Starting Date	Revised Starting Date (“Effective Date”)